Exhibit 10.4
RETENTION AND INCENTIVE AGREEMENT
This Retenion and Incentive Agreement (this “Agreement”) is made as of January 28, 2009 (the “Effective Date”) by and between Adventrx Pharmaceuticals, Inc., a Delaware corporation (the “Company”), and Mark E. Erwin, an individual resident of the State of California (“Employee”). Certain capitalized terms used in this Agreement are defined in Section 12 below.
1. At-Will Employment. Employee’s employment is and shall continue to be at-will, as defined under applicable law. If Employee’s employment terminates for any reason, Employee shall not be entitled to any payments, benefits, damages, awards or compensation other than as provided by this Agreement or required by applicable law, or as may otherwise be established under the Company’s then existing employee benefit plans or policies at the time of termination.
2. Severance Benefits. If Employee’s employment with the Company terminates as a result of an Involuntary Termination at any time, and Employee delivers (and does not revoke) the Release (as defined in Section 8 below), then Employee shall be entitled to an amount payable by the Company to Employee equal to the Severance Payment, less applicable withholdings, which amount shall be payable in a lump-sum on the date determined pursuant to Section 8.
3. Issuance of Restricted Stock Units. The Company shall execute a Notice of Grant of Restricted Stock Units in substantially the form of Exhibit A attached hereto pursuant to which Employee shall be granted an award of Restricted Stock Units pursuant to the Company’s 2008 Omnibus Incentive Plan (the “Award”); provided, however, that the Company has received a written waiver under that certain Rights Agreement, dated July 25, 2005, as amended (the “Rights Agreement”), that allows the Company to grant the Award without complying with the participation rights (and any related rights, including rights to notice) set forth in the Rights Agreement.
4. Other Terminations. If Employee’s employment with the Company is terminated, other than as a result of an Involuntary Termination, then Employee shall not be entitled to the benefits of Section 2 of this Agreement.
5. Accrued Wages and Vacation, Expenses. Without regard to the reason for, or the timing of, Employee’s termination of employment: (i) the Company shall pay Employee any unpaid base salary due for periods prior to and including the Termination Date; (ii) the Company shall pay Employee all of Employee’s accrued and unused vacation through the Termination Date; and (iii) following submission of proper expense reports by Employee, the Company shall reimburse Employee for all expenses reasonably and necessarily incurred by Employee in connection with the business of the Company prior to the Termination Date. These payments shall be made promptly upon termination and within the period of time mandated by law (including but limited to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”)).

6. Limitation on Payments. In the event it shall be determined that any compensation by or benefit from the Company to Employee or for Employee’s benefit, whether pursuant to the terms of this Agreement or otherwise (collectively, the “Payments”), (i) constitute “parachute payments” within the meaning of Section 280G of the Code, and (ii) would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then Employee’s benefits under this Agreement shall be either:
(a) delivered in full, or
(b) delivered as to such lesser extent which would result in no portion of such benefits being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by Employee on an after-tax basis of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code.
Unless the Company and Employee otherwise agree in writing, any determination required under this Section 6 shall be made in writing by the Company’s independent public accountants (the “Accountants”), whose determination shall be conclusive and binding upon Employee and the Company for all purposes. For purposes of making the calculations required by this Section 6, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and Employee shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section 6. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 6.
In the event that Payments must be reduced, then the Payments will be reduced in accordance with the following order of priority: (a) first, Full Credit Payments (as defined below) will be reduced in reverse chronological order such that the payment owed on the latest date following the occurrence of the event triggering the Excise Tax will be the first Payment to be reduced until such Payment is reduced to zero, and then the Payment owed on the next latest date following occurrence of the event triggering the Excise Tax will be the second Payment to be reduced until such payment is equal to zero, and so forth, until all such Full Credit Payments have been reduced to zero, and (b) second, Partial Credit Payments (as defined below) will be reduced in a manner such as to obtain the best economic benefit for the employee so that after giving effect to such reduction, the employee retains the greatest economic value of such Partial Credit Payments. “Full Credit Payment” means a payment, distribution or benefit, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, that if reduced in value by one dollar reduces the amount of the parachute payment by one dollar. “Partial Credit Payment” means a payment, distribution or benefit, whether paid or payable or distributed or distributable pursuant to the terms of this letter or otherwise, that if reduced in value by one dollar reduces the amount of the parachute payment by an amount that is less than one dollar. For clarification purposes only, a “Partial Credit Payment” would include a stock option as to which vesting is accelerated upon an event that triggers the Excise Tax, where the in the money value of the option exceeds the value of the option acceleration that is added to the parachute payment.

7. Company’s Successors. Any successor to the Company (whether direct or indirect and whether by purchase, license, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets shall not later than the closing or consummation of such succession assume the Company’s obligations under this Agreement and agree expressly to perform the Company’s obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets which executes and delivers the assumption agreement described in this section or which becomes bound by the terms of this Agreement by operation of law.
8. Execution of Release Agreement upon Termination. As a condition of receiving the benefits under Section 2 of this Agreement, Employee shall execute and not revoke a general release of claims, which will also confirm any post-termination obligations and/or restrictions applicable to Employee (the “Release”), such that the Release becomes effective no later than 60 days following the Termination Date (the “Release Deadline”). The benefits under Section 2 shall be paid on the date the Release is effective; provided, however, that, in the event Employee’s separation occurs at a time during the calendar year where it would be possible for the Release to become effective in the calendar year following the calendar year in which Employee’s separation occurs, any severance that would be considered deferred compensation (as defined in Section 409A of the Code) will be paid on the first payroll date to occur immediately following the Release Deadline.
9. Notices.
(a) General. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of Employee, mailed notices shall be addressed to him or her at the home address that he or she most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.
(b) Notice of Termination. Any termination by the Company with or without Cause or by Employee as a result of an Involuntary Termination other than an Involuntary Termination pursuant to Section 12(b)(vi) shall be communicated by a notice of termination to the other party hereto given in accordance with this Section 9. Any such notice provided by the Company under circumstances constituting a for-Cause termination, or by Employee under circumstances constituting such an Involuntary Termination, shall indicate the specific termination provision in this Agreement relied upon, shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and shall specify the Termination Date (which shall be not more than 30 days after the giving of such notice). The failure by either party to include in the notice any fact or circumstance which contributes to a showing of a for-Cause termination or an Involuntary Termination shall not waive any right of such party hereunder or preclude such party from asserting such fact or circumstance in enforcing such party’s rights hereunder.

10. Arbitration.
(a) Any dispute or controversy arising out of, relating to, or in connection with this Agreement, or the interpretation, validity, construction, performance, breach, or termination thereof, shall be settled by binding arbitration to be held in the County of San Diego, State of California in accordance with the National Rules for the Resolution of Employment Disputes then in effect of the American Arbitration Association (the “Rules”). The arbitrator may grant injunctions or other relief in such dispute or controversy. The decision of the arbitrator shall be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrator’s decision in any court having jurisdiction.
(b) The arbitrator(s) shall apply California law to the merits of any dispute or claim, without reference to conflicts of law rules. The arbitration proceedings shall be governed by federal arbitration law and by the Rules, without reference to state arbitration law. Employee and the Company consent to the personal jurisdiction of the state and federal courts located in California for any action or proceeding arising from or relating to this Agreement or relating to any arbitration in which the parties are participants.
(c) Nothing in this Section 10 modifies Employee’s at-will employment status. Either Employee or the Company can terminate the employment relationship at any time, with or without Cause.
(d) SUBMISSION OF ANY CLAIMS ARISING OUT OF, RELATING TO, OR IN CONNECTION WITH THIS AGREEMENT, OR THE INTERPRETATION, VALIDITY, CONSTRUCTION, PERFORMANCE, BREACH OR TERMINATION THEREOF TO BINDING ARBITRATION, CONSTITUTES A WAIVER OF THE PARTY’S RIGHT TO A JURY TRIAL AND RELATES TO THE RESOLUTION OF ALL DISPUTES RELATING TO ALL ASPECTS OF THE EMPLOYER/EMPLOYEE RELATIONSHIP, INCLUDING BUT NOT LIMITED TO, THE FOLLOWING CLAIMS:
(i) ANY AND ALL CLAIMS FOR WRONGFUL DISCHARGE OF EMPLOYMENT; BREACH OF CONTRACT, BOTH EXPRESS AND IMPLIED; BREACH OF THE COVENANT OF GOOD FAITH AND FAIR DEALING, BOTH EXPRESS AND IMPLIED; NEGLIGENT OR INTENTIONAL INFLICTION OF EMOTIONAL DISTRESS; NEGLIGENT OR INTENTIONAL MISREPRESENTATION; NEGLIGENT OR INTENTIONAL INTERFERENCE WITH CONTRACT OR PROSPECTIVE ECONOMIC ADVANTAGE; AND DEFAMATION;
(ii) ANY AND ALL CLAIMS FOR VIOLATION OF ANY FEDERAL STATE OR MUNICIPAL STATUTE, INCLUDING, BUT NOT LIMITED TO, TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, THE CIVIL RIGHTS ACT OF 1991, THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, THE AMERICANS WITH DISABILITIES ACT OF 1990, THE FAIR LABOR STANDARDS ACT, THE CALIFORNIA FAIR EMPLOYMENT AND HOUSING ACT, AND LABOR CODE SECTION 201, et seq; and
(iii) ANY AND ALL CLAIMS ARISING OUT OF ANY OTHER LAWS AND REGULATIONS RELATING TO EMPLOYMENT OR EMPLOYMENT DISCRIMINATION.

11. Accrued Obligation. The Company’s obligations under this Agreement, including its obligations pursuant to Section 2, shall accrue and be owing as of the Effective Date and the rights of Employee hereunder shall vest immediately but remain contingent and conditioned on the occurrence of an Involuntary Termination and Employee delivering (and not revoking) a release of claims as required under Section 8. For clarity, the Company shall treat its obligations hereunder as outstanding as of the date hereof, including for purposes of determining its insolvency, and the Company’s obligations hereunder shall be due and payable regardless of any subsequent insolvency of the Company.
12. Definition of Terms. The following terms referred to in this Agreement shall have the following meanings:
(a) Cause. “Cause” shall mean (i) any act of personal dishonesty taken by Employee in connection with his or her responsibilities as an employee which is intended to result in substantial personal enrichment of Employee, (ii) Employee’s conviction of a felony that the Board reasonably believes has had or will have a material detrimental effect on the Company’s reputation or business, (iii) a willful act by Employee that constitutes misconduct and is injurious to the Company, or (iv) continued willful violations by Employee of Employee’s obligations to the Company after there has been delivered to Employee a written demand for performance from the Company that describes the basis for the Company’s belief that Employee has not substantially performed his or her duties.
(b) Involuntary Termination. “Involuntary Termination” shall mean (i) without Employee’s express written consent, a significant reduction of Employee’s duties, position or responsibilities relative to Employee’s duties, position or responsibilities in effect immediately prior to such reduction, or the removal of Employee from such position, duties and responsibilities; (ii) without Employee’s express written consent, a material reduction by the Company of Employee’s base salary as in effect immediately prior to such reduction; (iii) without Employee’s express written consent, a material reduction by the Company in the kind or level of employee benefits (including cash and stock bonus plans) to which Employee is entitled immediately prior to such reduction which results in a material adverse change to Employee’s employment relationship; (iv) without Employee’s express written consent, the relocation of Employee to a facility or a location that results in an increase in Employee’s one-way commute from Employee’s residence immediately prior to such relocation by more than fifty (50) miles; (v) any purported termination of Employee by the Company which is not effected for Cause; or (vi) a material breach of this Agreement by the Company, including, but not limited to the failure of the Company to obtain the assumption of this Agreement by any successors contemplated in Section 7.
(c) Severance Payment. “Severance Payment” shall mean Employee’s then-current base salary multiplied by a fraction, the numerator of which is the number of calendar days between the Termination Date and June 30, 2009 (not including the Termination Date but including June 30, 2009) and the demonitator of which is 365.
(d) Termination Date. “Termination Date” shall mean the date specified in a notice of termination as contemplated under Section 9(b).

13. Miscellaneous Provisions.
(a) Amendment or Termination. The Board may in its sole discretion amend or terminate this Agreement at any time and in any manner; provided, however, that the Board may not terminate or amend this Agreement in a way that is materially adverse to Employee without the written consent of Employee; provided further that notwithstanding anything to the contrary contained in this paragraph or in this Agreement, it is the parties’ intent that no payment made or to be made hereunder shall be subject to the provisions of Section 409A(a)(1)(B) of the Internal Revenue Code, as amended, and accordingly, the parties agree that this Agreement and Employee’s rights under it shall be amended to conform to their intent as set forth in this proviso.
(b) Effect of Statutory Benefits. To the extent that any severance benefits are required to be paid to Employee upon termination of employment with the Company as a result of any requirement of law or any governmental entity in any applicable jurisdiction, the aggregate amount of severance benefits payable pursuant to Section 2 shall be reduced by such amount.
(c) No Duty to Mitigate. Employee shall not be required to mitigate the amount of any payment contemplated by this Agreement, nor shall any such payment be reduced by any earnings that Employee may receive from any other source.
(d) Waiver. No provision of this Agreement may be waived or discharged unless the waiver or discharge is agreed to in writing and signed by Employee and by an authorized officer of the Company (other than Employee). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.
(e) Integration. This Agreement supersedes all prior or contemporaneous agreements, whether written or oral, with respect to this Agreement; provided, however, that, for clarification purposes, this Agreement shall not affect any agreements between the Company and Employee regarding intellectual property matters, non-solicitation restrictions or confidential information of the Company. In addition, except as set forth in Sections 3 and 6, nothing in this Agreement shall be construed as impacting any equity award granted to an employee.
(f) Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the internal substantive laws, but not the conflicts of law rules, of the State of California as applied to agreements among California residents entered into and to be performed entirely within California.
(g) Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

(h) Employment Taxes. Employee is responsible for any applicable taxes of any nature (including any penalties or interest that may apply to such taxes) that the Company reasonably determines apply to any payment made hereunder. Employee’s receipt of any benefit hereunder is conditioned on his or her satisfaction of any applicable withholding or similar obligations that apply to such benefit, and any cash payment owed hereunder will be reduced to satisfy any such withholding or similar obligations that may apply.
(i) Section 409A of the Code.
(i) This Agreement is intended to comply with, or otherwise be exempt from, Section 409A of the Code and any regulations and Treasury guidance promulgated thereunder. The Company shall undertake to administer, interpret, and construe this Agreement in a manner that does not result in the imposition on an employee of any additional tax, penalty, or interest under Section 409A of the Code. If the Company determines in good faith that any provision of this Agreement would cause employees to incur an additional tax, penalty, or interest under Section 409A of the Code, the Board may, without the consent of any employee, amend this Agreement as may be necessary to ensure compliance with the distribution provisions of Section 409A of the Code or as otherwise needed to ensure that this Agreement complies with Section 409A of the Code. The preceding provisions, however, shall not be construed as a guarantee by the Company of any particular tax effect to an employee under this Agreement. The Company shall not be liable to any employee for any payment made under this Agreement that is determined to result in an additional tax, penalty, or interest under Section 409A of the Code, nor for reporting in good faith any payment made under this Agreement as an amount includible in gross income under Section 409A of the Code.
(ii) “Termination of employment,” “resignation,” or words of similar import, as used in this Agreement, mean, for purposes of any payments under this Agreement that are payments of deferred compensation subject to Section 409A of the Code, the employee’s “separation from service” as defined in Section 409A of the Code.
(iii) If a payment obligation under this Agreement arises on account of the employee’s separation from service while the employee is a “specified employee” (as defined under Section 409A of the Code and determined in good faith by the Company), any payment of “deferred compensation” (as defined under Treasury Regulation Section 1.409A-1(b)(1), after giving effect to the exemptions in Treasury Regulation Sections 1.409A-1(b)(3) through (b)(12)) that is scheduled to be paid within six (6) months after such separation from service shall accrue without interest and shall be paid within 15 days after the end of the six-month period beginning on the date of such separation from service or, if earlier, within 15 days after his or her death.

The parties have executed this Retention and Incentive Agreement as of the Effective Date.

COMPANY:	ADVENTRX PHARMACEUTICALS, INC.

	By:	/s/ Patrick Keran Name: Patrick Keran
Title: Vice President, Legal

EMPLOYEE:	/s/ Mark E. Erwin

Mark E. Erwin

Exhibit A
NOTICE OF GRANT OF RESTRICTED STOCK UNITS
(including Restricted Stock Units Agreement)

ADVENTRX PHARMACEUTICALS, INC.
NOTICE OF GRANT OF RESTRICTED STOCK UNITS
The Participant has been granted an award of Restricted Stock Units (the “Award”) pursuant to the ADVENTRX Pharmaceuticals, Inc. 2008 Omnibus Incentive Plan (the “Plan”), each of which represents the right to receive on the Settlement Date (described below) one (1) share of common stock of ADVENTRX Pharmaceuticals, Inc., par value $0.001 per share, as follows:

Participant:	Mark E. Erwin

Grant Date:	January 30, 2009

Number of Restricted Stock Units:	650,000, subject to adjustment as provided by the Restricted Stock Units Agreement.

Settlement Date:
For each Restricted Stock Unit, except as otherwise provided by the Restricted Stock Units Agreement, the date on which the units become Vested Units in accordance with the vesting schedule set forth below.

Vested Units:
Except as provided by the Restricted Stock Units Agreement and provided that the Participant’s Services have not terminated prior to the consummation of a Strategic Transaction (as defined below), one hundred percent (100%) of the Restricted Stock Units shall vest immediately prior to the consummation of a Strategic Transaction.

A “Strategic Transaction” shall mean: (a) any transaction or series of related transactions or any plan (including, without limitation, any reorganization, merger, consolidation, exchange or sale of stock or other securities) in which the stockholders of the Company as constituted immediately prior to the consummation of such transaction, transactions or plan will, immediately after the consummation of such transaction, transactions or plan and as a result of securities issued as consideration for such transaction, transactions or plan, fail to hold at least 50% of the outstanding voting capital stock of the resulting or surviving entity (or its parent if the surviving entity is wholly owned by such parent entity); (b) any transaction or series of related transactions or any plan (including, without limitation, any reorganization, merger, consolidation, exchange or sale of stock or other securities) in which the stockholders of a subsidiary of the Company as constituted immediately prior to the consummation of such transaction, transactions or plan (including a wholly-owned subsidiary) will, immediately after the consummation of such transaction, transactions or plan and as a result of securities issued as consideration for such transaction, transactions or plan, fail to hold at least 50% of the outstanding voting capital stock of the resulting or surviving entity (or its parent if the surviving entity is wholly owned by such parent entity); (c) a sale, transfer, lease or other disposition by means of any transaction or series of related transactions or any plan of all or substantially all of the assets of the Company; (d) the assignment, transfer, lease, sale or other disposition by means of any transaction or series of related transactions or any plan of all or substantially all of the assets of one or more subsidiaries of the Company, the assets of which constitute all or substantially all of the assets of the Company and its subsidiaries taken as a whole; (e) the grant of, among other things, an exclusive license under the Company’s patents and patent applications related to ANX-514 to make, use or sell products covered by such patents and patent applications in the United States for the treatment of cancer by intravenous administration of formulations consisting of emulsified products; and (f) any transaction that the Board or the Committee determines constitutes a “Strategic Transaction.”

By their signatures below or by electronic acceptance or authentication in a form authorized by the Company, the Company and the Participant agree that the Award is governed by this Notice and by the provisions of the Plan and the Restricted Stock Units Agreement, both of which are made a part of this document. The Participant represents that the Participant has read and is familiar with the provisions of the Plan and Restricted Stock Units Agreement, and hereby accepts the Award subject to all of their respective terms and conditions.

ADVENTRX PHARMACEUTICALS, INC.			PARTICIPANT

By:

	Its:	Vice President, Legal	Signature

Date

Address:		6725 Mesa Ridge Rd., Suite 100
San Diego, CA 92121

ATTACHMENTS:	2008 Omnibus Incentive Plan, as amended to the Grant Date Restricted Stock Units Agreement Plan Prospectus